Exhibit 10.26
NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.
FLOOR PLAN LOAN AGREEMENT
FOR
MARINEMAX, INC. & SUBSIDIARIES
     THIS FLOOR PLAN LOAN AGREEMENT (the “Agreement”) is made as of October 7, 2010, by and among MARINEMAX, INC., a Delaware corporation, MARINEMAX EAST, INC., a Delaware corporation, MARINEMAX SERVICES, INC., a Delaware corporation, MARINEMAX NORTHEAST, LLC, a Delaware limited liability company, BOATING GEAR CENTER, LLC, a Delaware limited liability company, US LIQUIDATORS, LLC, a Delaware limited liability company, and NEWCOAST FINANCIAL SERVICES, LLC, a Delaware limited liability company (each a “Borrower” and collectively the “Borrowers”), and CGI FINANCE, INC., a Delaware corporation having its principal business address at 1407 Fleet Street, Baltimore, Maryland 21231 (together with its successors and assigns, “Lender”).
     WHEREAS, Borrowers have requested Lender to loan money to and otherwise extend credit to Borrowers to finance the purchase of Borrowers’ inventory of new and used luxury Azimut yachts (the “Floor Plan Credit”);
     WHEREAS, Lender has required, as a condition to extending the Floor Plan Credit, that this Agreement and certain other Credit Documents (as defined herein) be executed and delivered by Borrowers;
     WHEREAS, Lender has loaned and/or extended credit and/or may in the future loan and/or extend credit to Borrowers by reason of the request of Borrowers and in reliance upon this Agreement and the other Credit Documents;
     NOW, THEREFORE, in consideration of the foregoing, of the promises herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:
     ARTICLE 1. DEFINITIONS
     1.01 Defined Terms.
     As used herein the following capitalized terms will have the following meanings:
     “Advance” shall mean an extension of Floor Plan Credit pursuant to the Credit Documents.
     “Advance Date” shall mean the date on which the relevant Advance is made.

     “Affiliate” shall mean, as to any Person, (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, (iii) any other Person of which such Person owns, directly or indirectly, ten percent (10%) or more of the common stock or equivalent equity interests or (iv) such Person’s officers, managers, directors and partners. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or otherwise.
     “Azimut Yachts” shall mean a Vessel manufactured by or for Azimut-Benetti or its Affiliate as a luxury yacht.
     “Bankruptcy Code” means, with respect to any matter subject to the laws of the United States of America (“United States”), title 11, United States Code, as in effect in the United States, as amended from time to time, and with respect to any matter subject to the laws of a foreign jurisdiction, any statute or code providing for proceedings in bankruptcy or insolvency under the laws of that other jurisdiction, as they may be in effect, and as amended from time to time.
     “Business Day” shall mean each day (other than a Saturday or Sunday) on which banks generally are open for business in Baltimore, Maryland.
     “Charges” shall have the meaning assigned to that term in Section 3.03(e) (Other Charges) of this Agreement.
     “Closing Date” means the date of this Agreement.
     “Collateral” shall have the meaning assigned to that term in the Security Agreement.
     “Collateral Compliance Check” shall have the meaning assigned to that term in the Security Agreement.
     “Credit Documents” means this Agreement, the Note, the Security Agreement, the Powers of Attorney and any other document now or hereafter given to Lender by any Borrower to evidence or secure payment of any of the Obligations.
     “Current Ratio” means the number derived by dividing the amount of Borrowers’ current assets by the amount of its current liabilities, as those amounts are determined under GAAP.
     “Default” shall mean any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” shall mean the Interest Rate plus two percent (2%) per annum.
     “Documents of Title” shall have the meaning assigned to that term in the Security Agreement.

     “Enforcement Expenses” means all expenses, charges, costs, and fees (including without limitation reasonable attorneys’ fees and expenses, including as to proceedings in any court or other forum and regardless whether suit is filed) of any nature whatsoever paid or incurred by or on behalf of Lender in connection with the collection or enforcement of any of the Obligations and/or any of the Credit Documents, including but not limited to all such costs of recovery, repair, preservation, maintenance, and disposition of any Collateral.
     “Event of Default” shall have the meaning assigned to that term in Section 7.01 (Events of Default) of this Agreement.
     “Floor Plan Credit” shall mean and include any and all extensions by Lender of credit hereunder to, or for the benefit of, Borrowers.
     “GE” shall mean General Electric Commercial Distribution Finance Corporation.
     “GAAP” shall mean the generally accepted accounting principles in the United States as of the date hereof.
     “HIN” shall mean the hull identification number affixed to a vessel as prescribed by 33 C.F.R. part 181, as amended.
     “Indebtedness” shall mean, as to any Person, any indebtedness for or in respect of:
          (a) moneys borrowed;
          (b) any amount raised by acceptance under any acceptance credit facility or any dematerialised equivalent;
          (c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
          (d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;
          (e) amounts received as payment for any receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
          (f) any liability arising from a derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, except for the purpose of Section 7.01(d) when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);
          (g) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing (other than trade credit in the ordinary course of business);

          (h) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; or
          (i) without double counting, the amount of any liability in respect of any guarantee or indemnity for any item referred to in paragraphs (a) to (h) above.
     “Intercreditor Agreement” shall mean that certain Intercreditor Agreement, of even date herewith, between GE and Lender.
     “Interest” shall have the meaning assigned to that term in Section 3.02(a) (Interest) of this Agreement.
     “Interest Rate” shall mean the variable rate of interest equal to LIBOR plus 350 basis points, determined on a monthly basis, or such other rate of interest provided for in this Agreement or to which Borrowers and Lender agree in writing.
     “Inventory” shall mean and include the inventory, as defined in the UCC, of new and used luxury Azimut Yachts acquired or to be acquired by Borrowers wherever located, now owned or hereafter held or acquired for sale by Borrowers, including such Azimut Yachts as may from time to time be “equipment” of Borrowers as that term is defined in the UCC and including any Azimut Yacht accepted by Borrowers as a Trade-In Vessel, and all insurances in relation thereto and all contracts for the acquisition of such Vessel, together with (a) all rights of any Borrower in any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due any Borrower with respect to, or in connection with, any such inventory, (b) all parts, accessions, accessories and replacements to or of any such inventory, (c) all accounts, general intangibles, contract rights, instruments and chattel paper representing proceeds of any of the foregoing, and (d) all other proceeds (including without limitation, insurance and cash proceeds) and products of the foregoing.
     “Late Fee” shall have the meaning assigned to that term in Section 3.02(d) (Late Fees) of this Agreement.
     “Leverage Ratio” means the number derived by dividing the amount of Borrowers’ total debt by the amount of its total shareholder equity, as those amounts are determined under GAAP.
     “LIBOR” shall mean for any month, the one (1) month London Interbank Offered Rate as published in the Wall Street Journal as of the last Business Day of the preceding month.
     “Lien” means any mortgage, pledge, chose, hypothecation, assignment, encumbrance, lien (statutory or other), maritime lien, security interest, or other agreement or arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), and any financing lease having substantially the same economic effect.
     “LOA” shall mean length overall.
     “Loss” shall have the meaning assigned to that term in the Security Agreement.

     “Material Adverse Effect” shall mean a material adverse effect, taken as a whole, on either (i) the ability of Borrowers to pay or perform any of their respective obligations under the Credit Documents or (ii) the legality, validity or enforceability of any of the Credit Documents.
     “Maximum Credit” shall mean Thirty Million Dollars ($30,000,000.00). Lender may, in its sole discretion without any obligation or requirement to do so, extend additional credit to Borrowers in excess of the Maximum Credit, which additional credit shall be subject to the terms and conditions of this Agreement and the other Credit Documents.
     “NADA Value” shall mean the value of a previously owned Vessel as most recently published by the National Automobile Dealers Association.
     “Net Invoice Price” shall mean the price payable to a Seller for a Borrower’s acquisition of Inventory, without reduction for any Seller Credits that may apply.
     “Notice of Borrowing” shall have the meaning assigned to that term in the Section 2.02(a) (Requirements) of this Agreement.
     “Obligations” shall mean and include the performance of the covenants and agreements set forth in this Agreement and the payment and performance of all of all loans, Advances, Principal, Principal Amounts, Principal Balance, Interest, Late Fees, Charges, Enforcement Expenses, Indebtedness, and other fees and charges and liabilities and other obligations of Borrowers owed to Lender, of every kind and description arising under this Agreement or any other Credit Document, whether now existing or hereafter arising including without limitation those owed to others and acquired by Lender (by purchase, assignment or otherwise) and whether direct or indirect, primary or as guarantor or surety, absolute or contingent, due or to become due, liquidated or unliquidated, matured or unmatured, whether or not secured by additional collateral, and all liabilities and obligations in connection with the financing or purchase of Inventory, including advances to boat or boat motor manufacturers, boat auction companies and other Sellers, and all liabilities, obligations and Indebtedness arising under this Agreement, the Security Agreement, or any other Credit Document and all other instruments and agreements evidencing, guarantying or securing any of the foregoing, and all obligations to perform or forbear from performing acts, and all Enforcement Expenses and other expenses and reasonable attorneys’ fees incurred or other sums disbursed by Lender under this Agreement, any other Credit Document or any other document or instrument related thereto or related to any of the foregoing or related to the preservation, realization, enforcement and exercise of rights, powers and remedies of Lender under any or all of the Credit Documents or related to any of the foregoing, including but not limited to all obligations owed under this Agreement.
     “Organizational Documents” shall mean, as to any corporation, the articles of incorporation and bylaws of such corporation with all amendments thereto and as in effect in the jurisdiction of organization of such corporation; and as to any limited liability company the articles of organization and the operating agreement of such limited company, with all amendments thereto and as in effect in the jurisdiction of organization of such limited liability company.

     “Permitted Liens” shall have the meaning assigned to that term in Section 6.02 (Liens) of this Agreement.
     “Person” shall mean any individual, corporation, partnership, association, joint stock company, trust, limited liability company or partnership, incorporated organization, joint venture, court or government or political subdivision or agency.
     “Pledged Collateral” shall have the meaning assigned to that term in the Security Agreement.
     “Powers of Attorney” shall have the meaning assigned to that term in the Security Agreement.
     “Principal Amount” shall mean the total amount of each Advance of Floor Plan Credit extended to Borrowers by Lender.
     “Principal Balance” shall mean the unpaid balance of the Principal Amounts outstanding and unpaid as of the date of computation; such Principal Balance shall be included within the meaning of the term “Principal” as used in this Agreement and the other Credit Documents.
     “Principal Curtailment” shall have the meaning assigned to that term in Section 3.03(a) (Repayment of Advance, Proceeds Held in Trust) of this Agreement.
     “Principal Curtailment Due Date” shall have the meaning assigned to that term in Section 3.03(a) (Repayment of Advance, Proceeds Held in Trust) of this Agreement.
     “Principal Reduction” shall have the meaning assigned to that term in Section 3.05(a) (Allocation of Principal Reduction Payments) of this Agreement.
     “Rights” shall have the meaning assigned to that term in Section 8.05 (Rights and Remedies of Lender; No Waiver) of this Agreement.
     “Security Agreement” shall mean the Pledge and Security Agreement dated on or about the date of this Agreement between Borrowers and Lender (as amended, restated, or supplemented from time to time), together with all exhibits thereto.
     “Seller” shall mean any manufacturer, builder, or other distributor who sells, transfers, or assigns Inventory to any Borrower.
     “Seller Credits” shall mean the rights of Borrowers to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due to any Borrower from a Seller.
     “Termination Date” shall mean the date falling one (1) year after the Closing Date unless extended by Lender in accordance with Section 2.04(b) (Extension of Termination) of this Agreement.

     “Trade-In Vessel” shall mean a Vessel which is accepted in trade and acquired as Inventory by any Borrower.
     “Unpaid Sums” shall have the meaning assigned to that term in Section 3.02(c) (Default Interest) of this Agreement.
     “Vessel” shall mean and include any watercraft used or capable of being used as a means of transportation on water, together with all goods identified to any such Vessel, together with its engines, spare parts, and all work in progress, materials, finished goods, tackle, rigging, sails, navigation equipment, electronics, tenders, fishing gear, accessories, apparel, furniture, and other goods and items and necessaries ordered or delivered to or for, or incorporated into or placed on any Vessel by whomever supplied, on board or ashore, whether now or hereafter acquired, and regardless whether affixed to any Vessel, and the specifications and plans for any Vessel.
     1.02 Uniform Commercial Code Terms. Unless otherwise defined herein, or unless the context otherwise requires, all terms used herein which are defined in the Uniform Commercial Code of the State of Maryland, Md. Code, Ann., Comm. Law Art. Title 9, in effect from time to time, unless by application of that law the Uniform Commercial Code in effect from time to time in the jurisdiction where the Pledgor as to an item of Collateral, as applicable, is located (and if a different jurisdiction, where the Collateral is located) (collectively, the “UCC”) shall have the meanings therein stated.
     ARTICLE 2. FLOOR PLAN CREDIT LOAN
     2.01 Amount of Floor Plan Credit; Use of Loan Proceeds.
          a. Floor Plan Credit. Lender hereby undertakes to make available to Borrowers the Floor Plan Credit in a total maximum amount equal to the Maximum Credit. The Floor Plan Credit is subject to the terms, covenants, and conditions set forth in this Agreement and in the other Credit Documents. The obligations of repayment hereunder shall be secured by the Security Agreement and by the Powers of Attorney. Borrowers acknowledge that Lender is relying on the Credit Documents in its decision to extend credit to Borrowers under this Agreement, and would not enter into this Agreement without the execution and delivery of these foregoing Credit Documents.
          b. Use of Proceeds. Borrowers agree that in all cases, the proceeds of all Floor Plan Credit will only be used to enable Borrowers to (i) refinance existing loan balances owed by one or more Borrowers to other lenders for Azimut Yachts owned by one or more Borrowers, (ii) finance the acquisition of previously owned Azimut Yachts, or (iii) acquire ownership of, or rights or interests in, Inventory. Borrowers understand and acknowledge that Lender will not finance under the Floor Plan Credit any Vessel that is not Inventory. Borrowers agree that no more than Seven Million, Five Hundred Thousand Dollars ($7,500,000.00) of the Maximum Credit may be used for financing the Borrowers’ Inventory of Trade-In Vessels which are previously owned Azimut Yachts.

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.
     2.02 Procedure; Amounts of Advances; Conditions Precedent.
          a. Requirements. In order for a Borrower to request an Advance, that Borrower will deliver to Lender written notice (a “Notice of Borrowing”) no later than 11:00 a.m. Baltimore, Maryland time at least one (1) Business Day, and no more than thirty (30) calendar days, prior to the date the Advance is requested to be made. Each Notice of Borrowing shall be irrevocable and shall be signed by an authorized officer of a Borrower, and (i) specify the aggregate amount of the Advance(s) requested, (ii) specify the proposed Advance Date, which shall be a Business Day, (iii) include a description identifying each item of Inventory being financed by such Advance, including the HIN for each Vessel or other serial number for all other such Inventory item(s), (iv) specify the Net Invoice Price of such Inventory item(s), (v) identify the location at which such Inventory item(s) will be delivered to that Borrower, and (vi) specify the manner in which Borrowers shall comply with the Security Agreement as to that item of Inventory. Borrowers are permitted to request no more than one (1) Advance in each Notice of Borrowing.
          b. Amount of Advances.
               (i) For all Inventory purchases of new Azimut Yachts less than or equal to [****], the Notice of Borrowing for each Advance hereunder shall not specify an aggregate amount exceeding ninety percent (90%) of the Net Invoice Price of the relevant Inventory item.
               (ii) For all Inventory purchases of new Azimut Yachts greater than [****], the Notice of Borrowing for each Advance hereunder shall not specify an aggregate amount exceeding eighty-five percent (85%) of the Net Invoice Price of the relevant Inventory item.
               (iii) For all Inventory purchases of previously owned Azimut Yachts, Borrowers’ Notice of Borrowing for each Advance hereunder shall not specify an aggregate amount exceeding eighty percent (80%) of the lesser of (aa) the NADA Value of the relevant Inventory Item(s), and (bb) the fair market value of the Inventory item, or such other reasonable amount as determined by Lender as the value for such Inventory item, as would reasonably be determined as the price of similar goods in a sale of such goods by a manufacturer to a dealer of such goods (the “Floor Plan Value”).
               c. Representations and Warranties as of Each Advance Date. Each Notice of Borrowing delivered hereunder shall be deemed a representation and warranty by Borrowers that all conditions precedent to such Advance referred to in Section 4.02 (b) through (e) of this Agreement are satisfied as of (i) the date of such Notice of Borrowing and as of (ii) the date of such Advance.
               d. Making of the Advance. If the conditions set out in this Agreement have been met Lender shall make the Advance available by the Advance Date.

     2.03 Method of Payment and Statements.
          a. Method of Payment. To facilitate the financing of acquisition of Inventory, Borrowers acknowledge and agree that Advances made hereunder by Lender may be evidenced through drafts (including but not limited to electronic drafts) drawn on Lender by Borrowers by electronic payment by wired funds through the Federal Reserve system or by drafts or checks. Borrowers hereby agree to reimburse Lender for any and all electronic payments or drafts or checks so drawn.
          b. Periodic Statements. Borrowers acknowledge and agree that until the amount of each Advance is repaid in full, the terms of the financing stated on any periodic statement sent by Lender to Borrowers with respect to that Advance, including the Interest Rate, Late Fees, Charges, terms of repayment, and other terms applicable to each Advance made to or on behalf of Borrowers shall, in the absence of manifest error, be conclusive and govern Borrowers’ terms of repayment and performance as to that Advance, provided, however, that if any of the terms of financing stated on any periodic statement sent by Lender to Borrowers contains any financing terms, including, but not limited to, Interest Rate, Late Fees, Charges, or other terms of repayment, that differ from the terms contained in this Agreement, then the financing terms contained in this Agreement shall apply.
     2.04 Expiration of Floor Plan Credit; Extension of Termination Date.
          a. Expiration, Termination. Subject to the provisions herein for early termination and for extension of the term of the Floor Plan Credit, after the Termination Date, Lender shall have no further obligation whatsoever to make any new Advance, including any new Advance of a prepayment, provided, however, that the unpaid balance of any Advance outstanding as of the Termination Date, and all payments required by Borrowers in connection with any such Advance, including all accrued Interest, Late Fees, Charges, and Enforcement Expenses thereon, if any, shall be due and payable to Lender as prescribed on Schedule 3.03
          b. Extension of Termination. Borrowers may request that Lender extend the Termination Date of the Floor Plan Credit by Borrowers’ written notice of extension request given to Lender no less than thirty (30) days prior to the Termination Date. Lender may by notice to Borrowers extend the Termination Date for an additional term of one (1) year; such an extension to be granted by Lender on no more than four (4) occasions, unless otherwise agreed; each such extension to be granted or declined by Lender in its sole and absolute discretion.
     ARTICLE 3. PAYMENT TO LENDER
     3.01 Repayment.
          Repayment Obligations. Borrowers, jointly and severally, hereby promise to pay in full to Lender when due the amount of all Obligations, including all Principal Amounts, together with accrued Interest, Late Fees, Charges, Enforcement Expenses, any other fees and expenses, and all other amounts of Obligations due, all in accordance with the terms of this Agreement and the other Credit Documents.
     3.02 Interest.

          a. Rate and Computation. Interest shall accrue on the unpaid Principal Balance of all Principal Amounts outstanding from time to time at the Interest Rate, determined and applied on a monthly basis. Interest shall be calculated on the basis of a year of three hundred sixty (360) days applied to the actual days on which there exists an unpaid Principal Balance under this Agreement. All accrued and unpaid interest on the unpaid Principal Balance from time to time outstanding under this Agreement shall be included within the meaning of the term “Interest” as used herein.
          b. Interest Payment. Except as accelerated or otherwise sooner payable hereunder, accrued and unpaid Interest shall be due and payable on the due date prescribed in Section 3.04 (Billing and Payment Date) as any part of the Obligations remains outstanding and unpaid.
          c. Default Interest. Notwithstanding the entry of any decree, order judgment or other judicial action under, pursuant to, in connection with, or otherwise concerning this Agreement, upon the occurrence of a Default continuing past any applicable cure period or an Event of Default (defined herein), Borrowers promise to pay to Lender, whenever demanded by Lender, interest on the unpaid Principal Balance of all Principal Amounts outstanding from time to time and all other amounts then and thereafter due and payable hereunder (“Unpaid Sums”) at a fixed rate of interest equal at all times to the Default Rate from the date of such Default or Event of Default for so long as such Default continues past any applicable cure period or such Event of Default exists, plus any Late Fees, Charges, and Enforcement Expenses due and payable.
          d. Late Fees. If Borrowers fail to make any payment of Principal, Interest, or Charges becoming due pursuant to this Agreement within fifteen (15) days of the date due and payable, Borrowers shall pay to Lender a late fee equal to five percent (5%) of the amount of such payment (a “Late Fee”). Such fifteen (15) day period shall not be construed in any way to extend the due date of any such payment. Except as accelerated or otherwise sooner payable hereunder, unpaid Late Fees shall be due and payable on the first day of the following month for long as any part of the Obligations remains outstanding and unpaid.
     3.03 Repayment of Advance; Proceeds of Sales Held In Trust.
          a. Repayment of Advance. Except as accelerated or otherwise sooner paid or payable hereunder, Borrowers, jointly and severally, shall repay Lender the Principal Balance of each Advance in an amount equal to the specified percentage of the Advance (each a “Principal Curtailment”) on or before the due date specified by the periodic billing statement sent by Lender for that Principal Curtailment (the “Principal Curtailment Due Date”) in accordance with the schedule and requirements set forth on Schedule 3.03 attached hereto, together with all accrued Interest, plus any Late Fees, Charges, and Enforcement Expenses incurred, and any other Obligations then due and payable, if any.
          b. Upon Transfer or Loss. Borrowers, jointly and severally, agree to repay Lender the entire Principal Balance of any Advance relating to any item of Inventory, in no event later than five (5) Business Days after the date that any Borrower receives substantially all the proceeds of a sale or transfer of any such Inventory to any Person, or the date that any Borrower receives the proceeds of an insurance claim in respect of a Loss of such an item of Inventory. Until so paid, Borrowers shall hold the proceeds of such sale, transfer or insurance claim, in trust for the sole benefit of Lender and Borrowers shall not otherwise apply the proceeds of such sale, transfer, or other disposition, including insurance proceeds, to any other purpose or transfer them to any other entity, including not to any Affiliate of Borrowers. All accrued and unpaid Interest, plus any Late Fees, Charges and Enforcement Expenses incurred related to an item of Inventory which has been sold or transferred, shall be invoiced by Lender in the following monthly periodic billing statement, and shall be paid by Borrowers on or before the due date specified by Lender’s periodic billing statement. In the event of a Default continuing past any applicable cure period or an Event of Default existing, and if requested by Lender, Borrowers shall maintain a separate bank account with Lender into which all cash proceeds of sales, transfers, or other dispositions of Inventory will be deposited.
          c. Excess of Maximum Credit. In the event that, at any time, the aggregate amount of all Principal Amounts outstanding hereunder shall exceed the Maximum Credit, Borrowers will, within three (3) Business Days receipt of written request from Lender to Borrowers, prepay the outstanding Principal Balance of the Floor Plan Credit in the full amount of such excess.
          d. Optional Prepayment. At any time and from time to time, Borrowers shall have the right to prepay any Advance outstanding, in whole or in part, without premium or penalty, upon written notice given to Lender not later than 11:00 a.m. Baltimore, Maryland time, one (1) Business Day prior to each intended prepayment of any portion of any Advance. To the extent that Borrowers prepay any Advance outstanding, in whole or in part, then Borrowers shall have the right, upon delivery of a Notice of Borrowing pursuant to Section 2.02 (Procedure; Amounts of Advances; Conditions Precedent), to draw as an Advance the amount of the prepayment as an Advance subject to repayment and other provisions of this Article 3 (Payment To Lender).
          e. Other Charges. In addition to Principal, accrued Interest, and Late Fees, Borrowers shall pay all other charges, costs, expenses, and disbursements of any type made or suffered by Lender by reason of the making of each Advance and recoverable by Lender hereunder (“Charges”). Advance Fees, costs of any insurance placed by Lender, and reasonable fees charged by Lender and expenses incurred by Lender as a result of a Collateral Compliance Check shall be included within the meaning of the term “Charges.” Except as accelerated or otherwise sooner payable hereunder, unpaid Charges shall be due and payable on the first day of each month for long as any part of the Obligations remains outstanding and unpaid
     3.04 Billing and Payment Due.
          a. Monthly Billing. Lender shall regularly issue to Borrowers, on a date Lender selects in Lender’s sole discretion, monthly periodic statements to Borrowers for accrued Interest, Charges and Enforcement Expenses incurred, and for repayment of any Principal Amounts due. If issued on or before the third (3rd) Business Day of the month immediately following the month to which the periodic statement applies, payment for all amounts set forth upon the monthly periodic statements shall be due by the 15th day of the month of issuance; otherwise payment for such amounts shall be due on the 15th day following issuance. Such monthly periodic statements may include amounts due and owing to Lender, including, but not limited to, Principal, Interest, Advance Fees, mandatory Principal Reductions, insurance premiums and/or any other Charges or amounts or Obligations due to Lender. Neither Lender’s failure to issue such a monthly periodic statement, nor the omission from a statement issued to Borrowers of an amount due from Borrowers, shall in any way relieve Borrowers from their responsibility to make payments when due of all amounts due under the Credit Documents, including Principal Reductions, as set forth in Section 3.03 (Repayment of Advance; Proceeds of Sales Held In Trust) of this Agreement. In the absence of manifest error, the amounts owing to Lender set forth on such monthly statements shall be deemed conclusive, unless Borrowers notify Lender in writing of any correction or objection thereto within thirty (30) calendar days of receipt thereof. If any amount due hereunder or any other Credit Document is not paid when due, such amounts shall bear interest from the date when due until paid in full at the Default Rate.
          b. Place of Payments. All payments payable hereunder and prepayments shall be paid in lawful money of the United States of America in immediately available funds during regular business hours of Lender at Lender’s office at 1407 Fleet Street, 2nd floor, Baltimore, Maryland 21231, or at such other place as Lender may at any time or from time to time designate in writing to Borrowers.
     3.05 Application of Payments.
          a. Allocation of Principal Reduction Payments. For so long as there shall be no Default continuing past applicable cure period and no Event of Default existing, all payments of Principal of the Floor Plan Credit made in accordance with Sections 3.03(a) (Repayment of Advance), 3.03(b) (Upon Transfer or Loss), 3.03(c) (Excess of Maximum Credit) or 3.03(d) (Optional Prepayment) (each a “Principal Reduction”) will be applied directly to the Principal Balance of Floor Plan Credit advanced if Borrowers designate such payment as a “Principal Reduction” and specify the Advance(s) by reference to the relevant item(s) of Inventory (by HIN or other serial number or other description satisfactory to Lender) for which the Principal Reduction payment should be allocated.
          b. Allocation of Other Payments. All payments on account of this Agreement (including prepayments) received by Lender from or to the benefit of Borrowers that are not properly designated as a “Principal Reduction” as set forth in Section 3.05(a) (Allocation of Principal Reduction Payments) when paid, shall be applied first to any unpaid Enforcement Expenses, then to any unpaid Charges, then to accrued Interest then due, and the balance, if any, shall be applied in reduction of the Principal Balance.
     3.06 Taxes.
          All payments of Principal, Interest, Late Fees, Charges, Enforcement Expenses, or other sums to be made by Borrowers pursuant to this Agreement with respect to any Floor Plan Credit or fees relating thereto or with respect to any other Obligation shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at any time hereafter imposed on or measured by any governmental authority or by any taxing authority thereof, or therein, excluding (i) taxes imposed on or measured by Lender’s net income, (ii) franchise taxes imposed on Lender by the jurisdiction under the laws of which

Lender is organized or any political subdivision thereof, and (iii) taxes imposed on Lender’s income. In the event that any Borrower is required by applicable law to make any such withholding or deduction of taxes with respect to any Floor Plan Credit or fee or other amount or Obligation, Borrowers shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to Lender all receipts and other additional amounts as may be necessary in order that the amount received by Lender after the required withholding or other payment shall equal the amount Lender would have received had no such withholding or other payment been made.
     3.07 Extensions.
          Borrowers agree that the maturity of Borrowers’ obligation, either for the for repayment of the Principal Amount of the Floor Plan Credit, or repayment of any Advance, or any payment due hereunder, may be extended at any time or from time to time without releasing, discharging, or affecting the liability of any other party.
     3.08 Evidence of Borrowers’ Obligation to Pay, Waiver of Presentment.
          Borrowers’ execution of this Agreement for repayment of the Principal Amount of the Floor Plan Credit extended by Lender to Borrowers from time to time hereunder as provided in this Article 3 shall be deemed full, sufficient, and adequate evidence of Borrowers’ obligation to pay Lender. In no event will delivery of an instrument evidencing an obligation to pay Lender be considered actual payment neither to Lender, nor in limitation of Borrowers’ obligations hereunder for amounts in excess of the Maximum Credit, unless actual payment is made to Lender in reduction of such Obligations. Either the original or any copy or facsimile or counterpart of this Agreement shall constitute prima facie evidence of the Obligations to Lender in any action or suit for collection thereof or otherwise, and shall be legal and sufficient evidence of production of any note or other instrument evidencing such obligation of Borrowers. Borrowers waive presentment, demand for payment, notice of dishonor, and protest.
     ARTICLE 4. CONDITIONS PRECEDENT
     4.01 Conditions Precedent to Effectiveness.
          The obligation of Lender to make the initial advance of Floor Plan Credit hereunder is subject to the receipt by Lender of the following in form and substance reasonably satisfactory to Lender:
          a. this Agreement duly executed and delivered by the Borrowers;
          b. the Security Agreement duly executed and delivered by Borrowers;
          c. certificates of the Secretary of each Borrower, attaching and certifying copies of the Borrower’s Organizational Documents and certifying that the Borrower is registered and qualified to do business as a foreign legal entity in each jurisdiction in which Collateral is or is expected to be located, and attaching copies of the resolutions of its managing stockholders, directors, members, or managers, or authorized committees, as the case may be, authorizing the execution, delivery and performance of each of the Credit Documents to which that Borrower is a party and certifying the name, title and true signature of each officer or member of a Borrower executing the Credit Documents to which Borrowers are a party;
          d. certified copies of certificates of good standing or existence, as may be available from the Secretary of State of Delaware (the jurisdiction of incorporation or organization of the Borrowers);
          e. an opinion of legal counsel to Borrowers addressed to Lender and in form and substance satisfactory to Lender;
          f. payment by Borrowers of all fees and reasonable expenses required hereunder or under any other Credit Document to be paid on or prior to the Closing Date in connection with the perfection or registration of the security interests or other Liens granted in favor of Lender in the Collateral pursuant to the Security Agreement;
          g. certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name Borrowers as debtor and that are filed in each jurisdiction in which each Borrower is “located” (within the meaning of the UCC), together with copies of such other financing statements or equivalent filings under applicable laws that name Borrowers as debtor;
          h. as and to the extent required of Borrowers under the Security Agreement, as to each Vessel that to become an item of Inventory of Borrowers financed with the initial Advance to be made hereunder, the Pledged Collateral, certificates of insurance, and such other invoices, customs receipts, certificates, and papers as may be necessary to fulfill the requirements of the Security Agreement with respect to such Vessel; and
          i. such Powers of Attorney, and other approvals, consents, agreements, certificates, and documents, as Lender shall reasonably request for purposes of the registration and/or perfection of Lender’s security interest and/or Lien in each Vessel that is to become an item of Inventory of Borrowers financed with the initial Advance to be made hereunder.
     4.02 Conditions Precedent to Future Advances.
          The obligation of Lender to make any Advance of Floor Plan Credit after the Closing Date is subject to the satisfaction of the following conditions:
          a. shall have received a Notice of Borrowing requesting an Advance in accordance with Section 2.02 (Procedure; Amounts of Advances; Conditions Precedent);
          b. at the time of and immediately after giving effect to such Advance, no Default shall be continuing past any applicable cure period and no Event of Default shall exist under any Credit Document;
          c. all representations and warranties of Borrowers set forth in the Credit Documents shall be true and correct in all material respects on and as of the date of such Advance, in each case before and after giving effect thereto;

          d. as and to the extent required of Borrowers under the Security Agreement, as to each Vessel that is to become an item of Inventory of a Borrower financed with the Advance to be made hereunder, the Pledged Collateral, certificates of insurance, and such other invoices, customs receipts, certificates, and papers as may be necessary to fulfill the requirements of the Security Agreement with respect to each such Vessel; and
          e. Lender shall have received such Powers of Attorney, and other approvals, consents, agreements, certificates, and documents, as Lender shall reasonably request for purposes of the registration and/or perfection of Lender’s security interest and/or Lien in each Vessel that is to become an item of Inventory of a Pledgor financed with the Advance to be made hereunder.
          f. As a continuing condition to the Floor Plan Credit, Borrowers authorize Lender and its agents and representatives and grant to them a license to enter upon the premises of the Borrowers, or wherever the Collateral may be located, from time to time, in Lender’s sole discretion, and without prior notice, to examine any and all Collateral for any reasonable purpose, including, but not limited to: verifying commissioning of all Inventory; verifying the presence of such Inventory; verifying the condition of such Inventory; and verifying the non-use of such Inventory other than demonstration use. Borrowers hereby agree to fully cooperate with Lender in its examination and to reimburse Lender for all costs incurred by Lender in connection with such Inventory examinations, any such costs and expenses incurred by Lender shall be within the meaning Lender of “Charges” as provided in Section 3.03(e) (Other Charges).
     4.03 Waiver of Conditions Precedent.
          If Lender funds any Floor Plan Credit hereunder prior to the fulfillment of any of the conditions precedent set forth in this Article 4, the making of such Advance of Floor Plan Credit shall constitute only an extension of time for the fulfillment of such condition and not a waiver thereof, and Borrowers shall thereafter use their best efforts to fulfill each such condition within thirty (30) days after the making of such Advance of Floor Plan Credit.
     ARTICLE 5. REPRESENTATIONS, WARRANTIES
     In addition to the representations and warranties specified at Section 2.02(d) (Representations and Warranties as of Each Advance Date) of this Agreement, Borrowers hereby represent and warrant, as of (i) the Closing Date and as of (ii) the Advance Date for each Advance made under this Agreement, to Lender as an inducement to extend the Floor Plan Credit to Borrowers, as follows:
     5.01 Incorporation.
     Borrowers (i) are duly incorporated or organized, as the case may be, and are a validly existing legal entity under the laws of the jurisdiction of their incorporation or organization and (ii) have all requisite power and authority to carry on their business as now conducted.
     5.02 Authorization, Valid Obligation.

     The execution, delivery and performance by Borrowers of the Credit Documents to which they are a party are within Borrowers’ respective corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Borrowers, and constitutes, and each other Credit Document to which Borrowers are a party, when executed and delivered by Borrowers, will constitute, valid and binding obligations of Borrowers, enforceable against them in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     5.03 No Consent; No Violation.
     The execution, delivery and performance by Borrowers of this Agreement and the other Credit Documents to which Borrowers are a party (i) will not violate any applicable law or regulation the violation of which could reasonably be expected to have a Material Adverse Effect or the charter, bylaws or other constitutional documents of Borrowers and (ii) will not violate or result in a default under any indenture, material agreement or other material instrument binding on Borrowers.
     5.04 No Default or Conflicting Agreements.
          a. No Default is continuing past any applicable cure period and no Event of Default exists or would reasonably be expected to result from the execution of, or the transactions contemplated by, the Credit Documents.
          b. No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on Borrowers or to which its assets are subject and which in each case would reasonably be expected to have a Material Adverse Effect.
     5.05 Factual Information.
          So far as Borrowers are aware, no written factual information furnished by or on behalf of Borrowers in connection with the Floor Plan Credit contains any untrue statement of material fact or omits a material fact necessary to make the statements contained therein not materially and adversely misleading as at the date on which the information was provided.
     5.06 Financial Statements.
          Borrowers have furnished to Lender certain financial statements as reflected in Section 6.03 (Financial Statements). Such financial statements fairly present the financial condition of the Borrowers as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, in all material respects. As of the quarter ended September 30, 2010, Borrowers are in compliance with the Financial Covenants provided in Section 6.04 (Financial Covenants).
     5.07 No Litigation.

          No litigation, investigation or proceeding of or before any arbitrators or governmental authorities is pending, or judgment entered, against or, to the best knowledge of Borrowers, threatened against or affecting Borrowers or any of their subsidiaries which, if adversely determined, would be reasonably expected to have a Material Adverse Effect.
     5.08 No Liens.
          All Collateral is free and clear of all Liens other than Permitted Liens.
ARTICLE 6. COVENANTS
          The Borrowers covenant and agree that until payment in full of all the Obligations and termination of this Agreement:
     6.01 Notice of Litigation.
          Borrowers shall provide Lender with details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against Borrowers and which might, if adversely determined, have a Material Adverse Effect.
     6.02 Liens.
          Borrowers shall not permit Liens to arise or continue on items of Collateral except the following (collectively, the “Permitted Liens”): (i) Liens created pursuant to the Credit Documents; (ii) Liens for taxes, assessments or other governmental charges that are not due or payable or that are due or payable but are being diligently contested in good faith by appropriate proceedings; provided that such contested taxes, assessments or other governmental charges do not exceed five hundred thousand dollars ($500,000) in aggregate at any time; (iii) Liens arising in the ordinary course of trading by operation of law and not by contract and which shall be discharged within thirty (30) days; (iv) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due and payable; and (v) Liens of GE on Collateral which are subordinate to the Lien of Lender pursuant to the terms of the Intercreditor Agreement.
     6.03 Financial Statements.
          Borrowers shall furnish, within one hundred and eighty (180) days of each subsequent fiscal year-end, audited financial statements prepared in accordance with GAAP. Borrowers agree to furnish additional financial information to Lender, from time to time, at the reasonable request of Lender and to promptly inform Lender of any adverse development or determination of any litigation, claim, action or proceeding against any Borrower that does or could have a Material Adverse Effect. Concurrently with each financial statement delivered hereunder, Borrowers shall deliver a certificate to the effect that the Borrowers are not aware of any condition or event which constitutes a Default under this Agreement or any other Credit Document.
     6.04 Financial Covenants.

          During the term of this Agreement, Borrowers taken as a whole shall maintain a Current Ratio greater than 1.20 to 1.00, and a Leverage Ratio less than 2.75 to 1.00 measured as of the fiscal quarter end December 31, 2010 and each successive fiscal quarter thereafter.
     6.05 Documents of Title.
          Borrowers shall maintain, subject to the terms of this Agreement, all original Documents of Title for each Inventory item acquired by any Borrower and shall make the same available to Lender for inspection and shall provide photocopies thereof to Lender. Each Borrower shall provide written notice to Lender if such Borrower obtains a duplicate of any Document of Title for any item of Inventory.
     ARTICLE 7. EVENTS OF DEFAULT
     7.01 Events of Default.
          The occurrence of any one or more of the following events shall constitute an event of default (“Events of Default”, and each an “Event of Default”) under this Agreement:
          a. the failure by Borrowers to pay any amount due under a Credit Document (whether upon demand, at maturity, by acceleration or otherwise, no prior demand therefore by Lender being necessary), unless the failure to pay is caused by administrative or technical error and payment is made within three (3) Business Days of its due date;
          b. the Borrowers, taken as a whole, become insolvent or generally do not pay their debts as they become due, or if a petition for relief in a bankruptcy court is filed by any Borrower, or if any Borrower applies for, consents to, or acquiesces in the appointment of a trustee, custodian, or receiver for any Borrower or any of its assets and property, or makes a general assignment for the benefit of creditors; or in the absence of such application, consent, or acquiescence, if a trustee, custodian, or receiver is appointed for any Borrower or for a substantial part of the assets and property of the Borrowers and is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other proceeding or case under any bankruptcy or insolvency law or any dissolution or liquidation proceeding is instituted against any Borrower and is consented to or acquiesced in by any Borrower or remains unresolved for sixty (60) days; or any Borrower takes any action to authorize any of the actions described in this section;
          c. any representation, warranty, certification or statement made or deemed made by any Borrower in any Credit Document or in any certificate, financial statement or other document delivered pursuant to any Credit Document, shall prove to have been incorrect in any material respect when made or deemed made, unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within thirty (30) days of the earlier to occur of (aa) Lender giving written notice thereof to Borrowers or (bb) any Borrower becoming aware of the misrepresentation;
          d. the material failure by any Borrower to comply with any covenant, restriction or agreement contained in this Agreement or any other Credit Document (other than those referred to in Section 7.01(a) above), unless the failure to perform is capable of remedy and is remedied within thirty (30) days after the earlier to occur of (aa) Lender giving written notice thereof to Borrowers or (bb) any Borrower becoming aware of the failure to comply, and provided further that the violation of any financial covenant of Section 6.04 (Financial Covenants) by Borrowers is remedied on or before the last day of the month following the month of the occurrence of the earlier of (aa) Lender giving written notice of such violation to Borrowers or (bb) any Borrower becoming aware of such violation;
          e. the occurrence and continuance of any default or event of default on the part of any Borrower (including specifically, but without limitation, defaults due to nonpayment) under the terms of any agreement, document or instrument pursuant to which any Borrower has incurred any Indebtedness in excess of Five Hundred Thousand Dollars ($500,000.00) (or its equivalent in any other currency or currencies) which default or event of default has passed applicable cure periods and would permit acceleration of such Indebtedness;
          f. the value of the assets of Borrowers taken as a whole is less than their liabilities (taking into account contingent and prospective liabilities);
          g. any corporate action, legal proceedings or other procedure or step is taken in relation to:
               (A) the suspension of payments, a moratorium of any indebtedness, winding-up (save where such proceedings, procedure or step are frivolous or vexatious and are discharged or otherwise withdrawn within thirty (30) days of commencement), dissolution (save where such proceedings, procedures or steps is frivolous or vexatious and is discharged or otherwise withdrawn within thirty (30) days of commencement), administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Borrower; provided, however, that the foregoing shall not prohibit one Borrower from merging with another Borrower if Lender shall have been given thirty (30) days prior notice of such merger;
               (B) a composition, assignment or arrangement with the creditors (or any class thereof) of any Borrower;
               (C) an order for the winding up, administration or dissolution is made in relation to any Borrower;
               (D) the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Borrower or any of its assets;
               (E) the shareholders, members, directors or other officers of any Borrower request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or
               (F) enforcement of any Lien over all or any material part of the assets of any Borrower, or any analogous procedure or step is taken in any jurisdiction; or

          h. any expropriation, attachment, sequestration, distress or execution affects any material asset or material assets of any Borrower and is not discharged within 21 days; or
          i. the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of any Borrower in an involuntary bankruptcy or insolvency proceeding or any other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of any Borrower or for any substantial part of its property, or ordering the wind-up or liquidation of its affairs, or the filing and pendency for thirty (30) days without dismissal of a petition initiating an involuntary case under any such bankruptcy, insolvency or other similar law.
     7.02 Effect of Termination.
          Upon the effective date of any termination, Borrowers’ rights hereunder to finance Inventory, and to use forms, promotional material, or any other materials provided by Lender hereunder shall cease, and Lender’s obligation to make further Advances hereunder shall cease, but the Borrowers’ obligations to pay and perform hereunder will remain in full effect until all Obligations owing to Lender under the Credit Documents are repaid in full.
     7.03 Certain Breaches.
          Upon any failure of Borrowers to comply with the financial covenants specified at Section 6.04 (Financial Covenants) of this Agreement, regardless of whether the failure shall constitute a Default or an Event of Default and without any requirement of prior notice or demand by Lender or opportunity for cure, then the Interest Rate under the Note shall be increased to the variable rate of interest equal to the Default Rate, determined on a monthly basis, effective on the first day of the month following the breach of the financial covenants and continuing until such time that Borrowers remedy such violation of the financial covenants specified in Section 6.04 (Financial Covenants) or all Obligations are fully paid, whichever is first, and Lender shall have no obligation to extend any Advances to Borrowers following such failure until such time that Borrowers remedy such violation of the financial covenants specified in Section 6.04 (Financial Covenants) or all Obligations are fully paid, whichever is first; provided, however, that if Borrowers timely cure any breach of the financial covenants specified at Section 6.04 (Financial Covenants), then beginning on the first day of the month following the month in which such cure is effected, if there is then no Default continuing past any applicable cure period and no Event of Default existing, the Interest Rate, not the Default Rate, shall be used to determine the amount of interest to be charged by Lender on the then outstanding Obligations due and payable by Borrowers and Lender’s obligation to make Advances shall resume, subject to the terms and conditions of this Agreement and the other Credit Documents.
     7.04 Multiple Remedies; Acceleration.
          a. Upon any Default continuing past any applicable cure period or upon any Event of Default hereunder, Lender may, in its sole discretion, in addition to all of its other rights, remedies, and powers under this Agreement, by notice to the Borrowers (provided that upon the occurrence of an Event of Default resulting from a bankruptcy or insolvency proceeding, all Obligations shall become immediately due and payable without any action by Lender) terminate this Agreement, declare the total amount of Obligations due hereunder immediately due and payable, and exercise all of the rights and remedies of a secured party or mortgagee under applicable laws with respect to the Collateral. All Obligations, including all unpaid Principal, Charges, and Enforcement Expenses, shall bear interest at the Default Rate and Lender may proceed to collect all Obligations due and owing and to exercise any and all of its rights at law, in equity, in admiralty, or otherwise, including without limitation in accordance with the terms of this Agreement and the Credit Documents.
          b. For the avoidance of doubt, Lender shall have no obligation to seek to realize on all or any part of the Collateral. Upon and during the continuance of any Event of Default hereunder, Lender shall be entitled to take possession of any or all Documents of Title for any one or more items of Inventory without taking possession of or seeking to realize upon such items of Inventory to which such Documents of Title pertain. If Lender shall seek to realize on the Collateral and the proceeds realized from disposition thereof shall fail to satisfy all of the Obligations to Lender, Borrowers shall forthwith pay any deficiency balance to Lender, which amount shall bear interest from the date when due until paid in full at the Default Rate.
          c. No failure on the part of Lender to enforce any of the rights hereunder shall be deemed a waiver of such rights or of any Default or Event of Default and no waiver of any Default or Event of Default hereunder will be deemed to be a waiver of any subsequent Default or Event of Default.
     7.05 Waivers. The obligations of Borrowers under the Credit Documents will not be affected by any act, omission or thing (whether or not known to any of them or to Lender) which, but for this provision, would reduce, release or prejudice any of their obligations thereunder, and Borrowers hereby each consent to all such acts, omissions, or things without notice to Borrowers. This includes:
          a. any time or waiver granted to, or composition with, any person, or any increase or extension of the Obligations;
          b. any amendment of a Credit Document or any other document or security;
          c. any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Credit Document or any other document or security;
          d. any insolvency or similar proceedings;
          e. any and all impairment of collateral or any interest therein, regardless of by whom pledged, including lack of perfection or recordation of a security interest, release of collateral without substitution of collateral of equal value, failure to preserve the value of collateral, or failure to comply with applicable law in disposing of collateral;
          f. all other defenses based on suretyship or impairment of collateral, to the maximum extent the same may be waived under Section 3-605 of the UCC; and

          g. all presentments, demands for performance, protests and notices, including without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance, and notices of the existence, creation or incurring of additional indebtedness.
     7.06 Remedies Cumulative.
          Each right, power and remedy of Lender provided for in this Agreement, in any other Credit Document or in any of the other instruments or agreements evidencing or securing the Obligations or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by Lender of any one or more of the rights, powers or remedies provided for in this Agreement, in any other Credit Document or in any such other instrument or agreement now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Lender of all such other rights, powers or remedies, and no failure or delay on the part of Lender to exercise any such right, power or remedy shall operate as a waiver thereof.
     ARTICLE 8. GENERAL PROVISIONS
     8.01 Acceptance by Lender.
          Lender’s extension of Floor Plan Credit to Borrowers or renewal of Floor Plan Credit to Borrowers after the date hereof, shall be deemed to be Lender’s acceptance hereof.
     8.02 Continuing Agreement.
          This is a continuing Agreement and shall remain in full force and effect from the date hereof until terminated by one of the parties as provided in Article 7 (Events of Default) of this Agreement and until all of the Obligations have been fully paid. This Agreement shall remain in effect, notwithstanding the fact that at any time or from time to time there may be no Obligations outstanding, in order to secure all future Obligations.
     8.03 Attorney Fees.
          In the event that legal proceedings are brought by Lender to enforce the terms, conditions or provisions of this Agreement or any related agreements or documents, or in the event of any mediation, out of court payment agreement, trial, appeal, bankruptcy or receivership proceedings, Lender shall be entitled to recover from Borrowers all expenses (including, but not limited to, reasonable attorneys’ fees, legal expenses and reasonable costs of collection) of Lender in endeavoring to enforce the terms, conditions or provisions of this Agreement and/or collect amounts owing Lender in accordance with this Agreement, the workout thereof, and representation in any proceeding for the seizure of a Vessel or any insolvency proceeding or case under any Bankruptcy Code or other insolvency or receivership laws.
     8.04 Notices.
          Notices to any party shall be deemed given when in a writing delivered by hand or sent by confirmed facsimile, or on the first Business Day after the date deposited with a recognized overnight courier, or on the third Business Day after the date deposited in the U.S. Mail, postage prepaid, return receipt requested, addressed to the person to whom such communication is to be given, at the following addresses:

(a)	If to Borrowers, to	MarineMax, Inc.
18167 US Highway 19 North
Suite 300
Clearwater, FL 33764
Attention: Chief Financial Officer
Facsimile: (727) 531-0123

(b)	If to Lender, to:	CGI Finance, Inc.
1407 Fleet Street, 2nd floor
Baltimore, Maryland 21231
Attn: President
Facsimile: (410) 675-0843
All notices sent to Borrowers may be (but are not required to be) sent with any periodic or billing statement. The notice address of any party can be changed by giving five (5) Business Day’s written notice to the other parties.
     8.05 Rights and Remedies of Lender; No Waiver.
          No waiver of any power, privilege, right or remedy (hereinafter collectively referred to as “Rights”) hereunder shall be effective unless in writing. The Rights of Lender or any other holder of this Agreement shall be irrevocable, cumulative and concurrent, and not alternative or exclusive, and may be pursued and exercised singularly, successively or concurrently at the sole discretion of Lender or any other holder hereof and may be exercised as often as Lender or any other holder hereof shall deem necessary or desirable. No delay on the part of Lender in exercising any Rights hereunder, or under any other instrument executed by Borrowers in connection with the Floor Plan Credit shall operate as a waiver thereof, and no single or partial exercise of any such Rights (including acceptance of late payments by Lender) shall preclude other or further exercise thereof, or the exercise of any other Rights. Waiver by Lender of any default by Borrowers shall not constitute a waiver of any subsequent defaults, but shall be restricted to the default so waived. The validity, illegality or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of any of the other provisions of this Agreement which shall remain effective. Borrowers hereby waive all suretyship defenses including but not limited, to all defenses based upon impairment of collateral and all suretyship defenses described in the laws of the State of Maryland.
     8.06 Governing Law; Consent to Jurisdiction, Venue.
          (a) This Agreement and the other Credit Documents shall be governed by, and construed in accordance with, the laws of the State of Maryland, USA, (excluding the laws applicable to conflicts or choice of law), except to the extent that the federal law of the United States may preempt state law, and except to the extent issues of lien perfection may be governed by the law of other jurisdictions. Borrowers each acknowledge and warrant that this Agreement and the other Credit Documents are to be treated for all purposes, including choice of law purposes, as though it was executed and delivered within the geographic boundaries of the State of Maryland, even if it was, in fact, executed and delivered elsewhere. It is the express intention of Lender and Borrowers that the laws of the State of Maryland (but not its conflict of laws and choice of law rules) apply to the entirety of the transactions evidenced by the Credit Documents except to the extent that federal law may preempt state law and except to the extent issues of lien perfection may be governed by the law of other jurisdictions.
          (b) Borrowers each hereby agree and consent that any action or proceeding arising out of or brought to enforce the provisions of this Agreement may be brought in any appropriate court in the State of Maryland or in any other federal or state court having jurisdiction over the subject matter, all at the sole election of Lender, and by the execution of this Agreement Borrowers each irrevocably consent to the jurisdiction of each such court. Borrowers each hereby irrevocably appoint CSC, with a mailing address at 2711 Centreville Road, #400, Wilmington, DE 19808, as their agent to accept service of process for them and on their behalf in any proceeding brought pursuant to the provisions of this Section. Service upon the said agent for Borrowers shall be of the same force and validity as if served personally on Borrowers themselves. Service of process also may be made on Borrowers by mailing a copy of the summons and complaint or other initial pleadings to such agent by registered or certified mail, return receipt requested, at the address listed for Borrowers in Section 8.04 (Notices) of this Agreement.
          (c) Nothing in this Section 8.06 shall affect the right of Lender to serve legal process in any other manner permitted by law or affect any right that Lender may otherwise have to bring an action or proceeding relating to this Agreement or the other Credit Documents against Borrowers or the properties of any of them in the courts of any jurisdiction.
          (d) Borrowers each hereby irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any Maryland state or federal court. Borrowers hereby irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (e) To the extent that Borrowers have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise,), Borrowers each hereby irrevocably waive such immunity in respect of their obligations under this Agreement and the other Credit Documents. Borrowers each waive, to the extent permitted by law, any bond or surety upon such bond which might be required of Lender.
          (f) Borrowers each hereby stipulate and warrant that the Floor Plan Credit loan evidenced hereby is a “commercial loan” within the meaning of Title 12 of Commercial Law Article of the Annotated Code of Maryland, and that all proceeds of such loan will be used solely to acquire or carry on a business or commercial enterprise, as those terms are used therein.
     8.07 Presentment, Demand for Payment, Notice of Dishonor, and Protest.

     BORROWERS EACH WAIVE PRESENTMENT, DEMAND FOR PAYMENT, NOTICE OF DISHONOR AND PROTEST.
     8.08 WAIVER OF TRIAL BY JURY, Waiver of Exemplary or Punitive Damages.
          a. EACH BORROWER AND LENDER DO HEREBY IRREVOCABLY AND UNCONDITIONALLY TO THE EXTENT PERMITTED BY APPLICABLE LAW WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM OF ANY TYPE AS TO ANY MATTER ARISING DIRECTLY OR INDIRECTLY OUT OF OR WITH RESPECT TO THIS AGREEMENT, THE FLOOR PLAN CREDIT, OR ANY OTHER CREDIT DOCUMENT, IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS.
          b. Borrowers each do further agree that they shall not have a remedy of exemplary or punitive damages against Lender in any dispute, controversy, litigation proceeding or arbitration, and each do waive any such remedy or claim to exemplary or punitive damages it now has or which may arise in the future in any such dispute or controversy with Lender.
     8.09 Waivers Knowingly Made, Borrowers Represented by Counsel.
          Borrowers each acknowledge and stipulate that the waivers granted in this Agreement are made knowingly, voluntarily and intentionally and after full consultation with counsel of its choice and constitute a material inducement for Lender to extend the Floor Plan Credit. Borrowers certify that no representative, agent or attorney of Lender has represented, expressly or otherwise, that Lender would not, in the event of litigation, seek to enforce the waivers stated in this Agreement. Borrowers and Lender further agree that a copy of this Agreement may be filed with any court as written evidence of its knowing, voluntary and bargained-for agreement between and among the parties hereto with respect to such waiver.
     8.10 Singular or Plural; Joint and Several Obligations.
          All references to singular shall also mean plural, masculine shall also mean feminine, and all singular pronouns shall include all signatories hereunder except for Lender. The Obligations of Borrowers under this Agreement are joint and several. Each Borrower shall be jointly and severally liable for all the Obligations of all Borrowers under this Agreement. Without limiting the generality of the foregoing, (i) whenever this Agreement imposes an Obligation on the Borrowers, the entire Obligation shall be imposed on each Borrower; (ii) whenever the Borrowers make a grant, agreement, covenant, representation, or warranty in this Agreement, such grant, agreement, covenant, representation, or warranty shall be deemed made by each Borrower; (iii) whenever this Agreement provides that the Lender shall have a right or remedy against the Borrowers, the Lender shall have such right or remedy against each Borrower; (iv) the occurrence of a Default or Event of Default as to any Borrower or the failure of any Borrower to comply with any provision of this Agreement shall be considered to be a Default or Event of Default or failure to comply by all Borrowers; and (v) in the event of any ambiguity or question whether, in any instance, the term “Borrowers” refers to each Borrower, the ambiguity or question shall be resolved in favor of the Lender.
     8.11 Independent and Unconditional Obligations.
          Lender may compromise or release the obligations of any one or more of the Borrowers without thereby compromising or releasing the obligations of any other Borrower. Lender may release any portion or all the Collateral for the obligations of the Borrowers hereunder, or any of them, without thereby releasing or discharging any other Borrower, in whole or in part, from their obligations under this Agreement or any other Credit Document. Lender may extend the term of this Agreement or any of the Credit Documents or extend new credit to any Borrower without thereby extending or renewing or compromising or releasing the obligations of any other Borrower. Any payment received by the Lender from any one or more of the Borrowers for or on account of this Agreement may be applied by the Lender to any of the Obligations in whatever order and manner the Lender elects. Each Borrower expressly waives all defenses of suretyship or impairment of collateral.
     8.12 Severability.
          In the event that any provision of this Agreement is found to be illegal, invalid or unenforceable, it shall be ineffective to the extent of such illegality, invalidity or unenforceability without invalidating the remaining provisions of this Agreement. In such event, to the extent any Interest Rate, Default Rate, fee or other charge would be deemed excessive, its application shall be suspended and there shall be charged instead the maximum rate or other charge permissible under such laws, and any excess interest or charges actually collected by Lender shall be credited as a partial prepayment of Principal.
     8.13 Integration; Merger.
          This Agreement constitutes a complete, final and exclusive agreement between the Borrowers and Lender, concerning the subject matter hereof and supersedes all prior agreements and understandings, oral or written, regarding such subject matters. All prior negotiations concerning this Agreement have been merged into this Agreement. Neither this Agreement, nor any term, condition, covenant, or agreement hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by Borrowers and Lender.
     8.14 Counterparts; Headings.
          This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The headings used in this Agreement are for convenience and reference only, and not intended in any way to define or describe the scope or intent of any provision of this Agreement.
     8.15 Assignment.

          Borrowers may not assign their rights and obligations under this Agreement without the prior written consent of Lender. All rights of Lender shall inure to the benefit of its successors and assigns, and all obligations of the Borrowers shall bind the permitted successors and assigns of the Borrowers.
     8.16. Estoppel Certificate.
          The Borrowers will, upon not less than ten (10) Business Days’ request by Lender execute, acknowledge, and deliver to such person a statement in writing, certifying (a) that this Agreement is unmodified and in full force and effect and the payments required by this Agreement to be paid by the Borrowers have been paid, and (b) the then unpaid principal balance of the Note; and stating whether or not to the knowledge of the signer of such certificate any party to any of the Credit Documents is in default in the performance of any covenant, agreement, or condition contained therein and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant to this section may be relied upon by the Lender and the other parties to this transaction.
INTENTIONALLY BLANK
SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be written, executed, and sealed as of the day and year first above written.

BORROWERS:

WITNESS/ATTEST	MARINEMAX, INC.,
a Delaware corporation

/s/ Kurt Frahn	By:	/s/ Michael H. McLamb	(SEAL)

Kurt Frahn	Print Name:	Michael H. McLamb
	Title:	EVP

WITNESS/ATTEST	MARINEMAX EAST, INC.,
a Delaware corporation

/s/ Kurt Frahn	By:	/s/ Michael H. McLamb	(SEAL)

Kurt Frahn	Print Name:	Michael H. McLamb
	Title:	EVP

WITNESS/ATTEST	MARINEMAX SERVICES, INC.,
a Delaware corporation

/s/ Kurt Frahn	By:	/s/ Michael H. McLamb	(SEAL)

Kurt Frahn	Print Name:	Michael H. McLamb
	Title:	EVP

WITNESS/ATTEST	MARINEMAX NORTHEAST, LLC,
a Delaware limited liability company

/s/ Kurt Frahn	By:	/s/ Michael H. McLamb	(SEAL)

Kurt Frahn	Print Name:	Michael H. McLamb
	Title:	EVP

WITNESS/ATTEST:	BOATING GEAR CENTER, LLC,
a Delaware limited liability company

	By:	MARINEMAX EAST, INC.,
its sole member

/s/ Kurt Frahn	By:	/s/ Michael H. McLamb	(SEAL)

Kurt Frahn	Print Name:	Michael H. McLamb
	Title:	EVP

WITNESS/ATTEST:	US LIQUIDATORS, LLC,
a Delaware limited liability company

/s/ Kurt Frahn	By:	/s/ Michael H. McLamb	(SEAL)

Kurt Frahn	Print Name:	Michael H. McLamb
	Title:	EVP

WITNESS/ATTEST:	NEWCOAST FINANCIAL SERVICES, LLC,
a Delaware limited liability company

/s/ Kurt Frahn	By:	/s/ Michael H. McLamb	(SEAL)

Kurt Frahn	Print Name:	Michael H. McLamb
	Title:	EVP

LENDER:

WITNESS/ATTEST:	CGI FINANCE, INC.,
a Delaware corporation

/s/ John Wright	By:	/s/ Herve Bonnet	(SEAL)

John Wright	Print Name:	Herve Bonnet
	Title:	President and CEO

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.
Schedule 3.03
Repayment of Advance
New Inventory (less than or equal to [****])
     Initial Advance is no more than 90% of Net Invoice Price

Principal Curtailment Due Date	Principal Curtailment Payment Amount	Advance Amount Balance
Advance Date		90% of Net Invoice Price

[****] days after Advance Date	Pay 10% of amount of Net Invoice Price	80% of Net Invoice Price

550 days after Advance Date	Pay entire remaining Principal Balance (100%) of Advance	0% of Net Invoice Price
Inventory (greater than [****])
     Initial Advance is no more than 85% of Net Invoice Price

Principal Curtailment Due Date	Principal Curtailment Payment Amount	Advance Amount Balance
Advance Date		85% of Net Invoice Price

[****] days after Advance Date	Pay 10% of amount of Net Invoice Price	75% of Net Invoice Price

550 days after Advance Date	Pay entire remaining Principal Balance (100%) of Advance	0% of Net Invoice Price
Used Inventory
     Initial Advance is no more than 80% of Floor Plan Value

Principal Curtailment Due Date	Principal Curtailment Payment Amount	Advance Amount Balance
Advance Date		80% of Floor Plan Value

[****] days after Advance Date	Pay 8% of amount of Floor Plan Value	72% of Floor Plan Value

366 days after Advance Date	Pay entire remaining Principal Balance (100%) of Advance	0% of Floor Plan Value